Exhibit 99.1

NEWS RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES FIRST QUARTER
FISCAL 2018 EARNINGS OF $4.4 MILLION

•	Basic and diluted EPS of $0.31 and $0.29 for the quarter, respectively

•	Strong first full quarter with Resurgens as Charter expands in Metro Atlanta

•	Highest-ever quarter for deposit and bankcard fees, 12.7% growth over the same quarter in 2017

•	Estimated revaluation adjustment of deferred tax asset of $1.4 million due to Tax Cuts and Jobs Act

West Point, Georgia, January 26, 2018 — Charter Financial Corporation (the “Company”) (NASDAQ: CHFN) today reported net income of $4.4 million for the quarter ended December 31, 2017, or $0.31 and $0.29 per basic and diluted share, respectively, compared with net income of $5.0 million, or $0.36 and $0.33 per basic and diluted share, respectively, for the quarter ended December 31, 2016.
Net income for the current-year quarter decreased $649,000 from the prior-year quarter. The difference was attributable to a $1.4 million charge to income tax expense as a result of the revaluation of our deferred tax asset, offset in part by $2.2 million of growth in loans receivable interest income, due largely to the Company's first full quarter with the newly acquired Resurgens Bancorp ("Resurgens"). The Company's return on equity for the current year quarter was 8.10%, as compared to 6.89% for the last full fiscal year, while the Company's return on tangible equity (a non-GAAP measure which excludes the average balance of intangible assets from average equity) was 10.10%, as compared to 8.18% for the fiscal year ended September 30, 2017. Revenue increased 7.2% to $19.7 million for the quarter ended December 31, 2017 compared to $18.4 million for the quarter ended September 30, 2017, while noninterest expense declined 17.5% to $11.9 million at December 31, 2017 from $14.4 million at September 30, 2017.
"We had an excellent first quarter, with strong revenue growth, aided by our first full quarter with Resurgens," said Chairman and CEO Robert L. Johnson. "We also saw improvement in our noninterest expense when compared to the September 2017 quarter, as we had $1.9 million of merger-related costs last quarter and only $309,000 of deal costs during the current quarter. We had our best-ever quarter of deposit and bankcard fees, continued growth in our net interest margin, and had first-quarter loan growth for the first time in three years, though we still have work to do on growing our portfolio. We had the benefit of several one-time positive items, which were more than offset by the revaluation of our deferred tax asset. We're also beginning to see the benefit of the Resurgens acquisition, as our efficiency ratio improved to 60.26%."
Core system conversion of the Resurgens acquisition is expected to be completed in February 2018, and no further deal costs are expected after that time.

Exhibit 99.1

Tax Cuts and Jobs Act
On December 22, 2017, President Donald Trump signed into law the Tax Cuts and Jobs Act, the tax reform bill (the "Tax Act"). Under the Tax Act, federal corporate tax rates were cut to 21% from 35%. The Company's net deferred tax assets, which totaled $6.0 million at September 30, 2017, were calculated using the previous statutory rate of 35%. Because of the change, the Company revalued the net deferred tax asset and recorded an estimated expense of $1.4 million, or approximately $0.10 and $0.09 per basic and diluted share, respectively, as an addition to income tax expense at December 31, 2017. The Company is utilizing the measurement period approach to revalue its deferred tax asset, so the amount may change prior to fiscal year end at September 30, 2018.
In spite of the one-time charge, the Company expects to realize significant savings as a result of the tax rate changes from the Tax Act. Management's calculations estimate that the new rate would have reduced the Company's income tax expense $3.0 million during the previous fiscal year under full implementation of the 21% rate. Due to the Company's fiscal year, our income taxes will be calculated at a blended 24.5% federal statutory rate for the current fiscal year and 21% for future fiscal years. The new, blended tax rate is expected to reduce income tax expense by approximately $2.5 million as compared to the prior rate during the current year, with greater reductions in future years when the new rate is fully implemented. The rate change reduced expense $742,000, or $0.05 per basic and diluted share, in regular tax accruals during the current quarter.
"We are very excited about the opportunities the new tax law will give us," Mr. Johnson said. "We feel the savings provided by the new, lower corporate tax rate will give us far greater ability to provide value for all our stakeholders, principally, our customers, in the long term."
Quarterly Operating Results
Quarterly earnings for the first quarter of fiscal 2018 compared with the first quarter of fiscal 2017 were positively impacted by:

•
An increase in loans receivable income of $2.2 million, or 17.5%, to $14.8 million for the 2018 first quarter, compared with $12.6 million for the same quarter in 2017, as a result of our first full quarter with Resurgens.

•	An increase in deposit and bankcard fee income of $403,000, or 12.7%.

•	Interest on interest-bearing deposits in other financial institutions increased $250,000 due to our increased cash balances and the Federal Reserve's rate increases.

•	One-time items including a $266,000 gain on the sale of assets available for sale and $215,000 in incentive payments from our bankcard vendor, both included in other income.
Quarterly earnings for the first quarter of fiscal 2018 compared with the first quarter of fiscal 2017 were negatively impacted by:

•	A $1.4 million additional charge to income tax as the result of the revaluation of our deferred tax asset due to the new Tax Act.

•	Nonrecurring deal costs from the Resurgens acquisition of $309,000, largely concentrated in severance costs. No deal costs were recorded in the same period in 2017.

•
An increase in interest expense on deposits of $305,000, or 26.3%, due to higher balances as well as an increase of seven basis points in the Company's cost of deposits due to higher-costing deposits from Resurgens assumed in September 2017, adding to our already increased legacy deposit rates. The Company's cost of deposits increased three basis points from the quarter ended September 30, 2017.

•
Salaries and employee benefits increased $875,000, or 14.3%, and data processing increased $244,000, due to Resurgens transaction costs as well as increased ongoing operating costs as a result of the acquisition.

Financial Condition
Total assets increased $3.5 million from September 30, 2017 to $1.6 billion at December 31, 2017, largely attributable to loan and deposit growth. Net loans grew $2.0 million, or 0.2%, to $1.2 billion at December 31, 2017, driven by $3.4 million of growth in our Atlanta markets.
"We are very pleased with our asset growth during the first quarter of fiscal 2018," Mr. Johnson said. "Over the past several fiscal years, the first quarter has been a challenge for us in growing our loan portfolio, so we are excited to see an increase there, even if a small one. As we continue to integrate our new Resurgens team we expect to use our capital and market base to further expand the loan portfolio."
Total deposits increased $4.9 million to $1.3 billion during the three months ended December 31, 2017, largely due to growth in our money market accounts of $13.1 million. Transaction accounts increased $7.5 million from September 30, 2017, while retail certificates of deposit decreased $14.8 million.

Exhibit 99.1

From September 30, 2017 to December 31, 2017, total stockholders' equity increased $4.0 million to $218.2 million due primarily to $4.4 million of net income. Book value per share increased to $14.42 at December 31, 2017 from $14.17 at September 30, 2017 due to the Company's retention of earnings, while tangible book value per share, a non-GAAP financial measure (see Reconciliation of Non-GAAP Measures for further information) increased to $11.59 from $11.33.
Net Interest Income and Net Interest Margin
Net interest income increased $2.1 million to $14.3 million for the first quarter of fiscal 2018, compared with $12.2 million for the prior-year period. Total interest income increased $2.4 million. These increases were attributable to increased loan balances and loans receivable interest income as a result of the Resurgens acquisition, as well as increased loan interest income from the higher market interest rates. Loans receivable interest income increased $2.2 million to $14.8 million during the current quarter from $12.6 million during the prior-year quarter. The Company also experienced an increase of $250,000 in interest income on interest-bearing deposits in other financial institutions during the current-year quarter due to higher cash balances and the Federal Reserve's interest rate increases. Total interest expense increased $306,000 to $2.0 million for the current quarter, with approximately $100,000 due to increased deposit balances and the remainder to higher rates. A portion of the rate increase was attributable to increased interest rates on our money market accounts and certificates of deposit, while the remainder was tied to higher-costing deposits from the Resurgens acquisition.
"We've benefited from the rate increases from the Federal Reserve, both in our prime-based loans receivable income and our interest-bearing overnight deposits," Mr. Johnson said. "Thus far we've been able to keep our deposit rates low, despite a slight uptick in the last two quarters. Our mix of deposits from our non-metro legacy markets with relatively stable deposit costs and our more recently acquired Metro Atlanta deposits provide a nice blend of growth potential and rate stability. "
Net interest margin was 3.87% for the first quarter of fiscal 2018, compared to 3.71% for the first quarter of fiscal 2017. The impact of purchase accounting on the Company's net interest margin was 0.10% for the quarter ended December 31, 2017, compared to 0.23% for the quarter ended December 31, 2016 as our accretion income has dropped while legacy loans receivable income has increased. The increase in net interest margin was attributable to increased loan income, both from acquisitions and legacy loan growth, as well as increased yields on the Company's Federal Reserve deposits. While the Company will use some of the benefits of the Tax Act to increase rates on deposits, we are relatively well-positioned to protect net interest margin due to our high liquidity and moderate level of loans to deposits.
At December 31, 2017, the Company had $3.7 million of remaining loan discount accretion related to the Community Bank of the South ("CBS") and Resurgens acquisitions, which will be accreted over the lives of the loans acquired.
Provision for Loan Losses
The Company recorded no provision for loan losses in the quarter ended December 31, 2017, due to the continued positive credit quality trends of its loan portfolio and net recoveries of previously charged-off loans. A negative provision of $750,000 was recorded in the quarter ended December 31, 2016.
Noninterest Income and Expense
Noninterest income increased $409,000 to $5.4 million in the fiscal 2018 first quarter compared to $5.0 million in the same period of 2017. The increase was primarily due to a $403,000, or 12.7%, increase in deposit and bankcard fees, reflecting the continued success of the Company's signature debit card transaction marketing and deposit growth, a $215,000 gain on incentive rebates from our debit card vendor, and a nonrecurring $266,000 gain on the sale of assets available for sale. These increases were offset in part by a $112,000 decrease in gain on sale of loans due to reduced mortgage sale activity. The Company also recorded $250,000 of recoveries on loans formerly covered under loss share agreements during the prior year quarter, while no such gain was recorded for the three months ended December 31, 2017.
Noninterest expense for the quarter ended December 31, 2017, increased $1.6 million to $11.9 million, compared with $10.3 million for the prior-year quarter, primarily due to increased ongoing operational costs as a result of the acquisition of Resurgens. Salaries and employee benefits increased $875,000, or 14.3%, to $7.0 million during the current quarter, while occupancy and data processing increased $154,000 and $244,000, or 11.7% and 26.8%, over the prior-year quarter. The Company also recorded $309,000 of merger costs from the Resurgens acquisition, which were largely concentrated in severance costs. Net benefit of operations of real estate owned decreased $310,000 due to reduced sales activity in the current quarter as the balance of real estate owned has fallen to minimal levels.
Asset Quality
Nonperforming assets at December 31, 2017 were at 0.19% of total assets, unchanged from September 30, 2017. The allowance for loan losses was at 0.96% of total loans and 575.09% of nonperforming loans at December 31, 2017, compared to 0.96% and

Exhibit 99.1

649.13%, respectively, at September 30, 2017. Not included in the allowance at December 31, 2017 was $3.7 million in yield and credit discounts on the CBS- and Resurgens-acquired loans. At December 31, 2017, the allowance for loan losses was 1.19% of legacy loans, compared to 1.22% at September 30, 2017. The Company recorded net loan recoveries of $36,000 in its allowance for loan losses for the quarter ended December 31, 2017, compared with net loan recoveries of $878,000 for the same period in the prior year.
Capital Management
From the first quarter of fiscal 2014 through the first quarter of fiscal 2017, the Company has repurchased 8.1 million shares, or 35.6%, of its common stock, for $91.9 million. The company repurchased 14,364 shares for cash proceeds of $263,000 during the quarter ended December 31, 2017 to satisfy tax withholding obligations for restricted stock awards of certain officers, not as part of its publicly announced repurchase program.
During the quarter ended December 31, 2017, the Company paid a $0.075 per-share dividend. The Company announced on January 23, 2018 it would pay a dividend of $0.08 per share on February 27, 2018 to shareholders of record as of February 13, 2018. This will be the sixth consecutive quarterly dividend increase. The Company's equity as a percent of total assets stood at 13.27% at December 31, 2017, as compared to 13.06% at September 30, 2017, while the Company's tangible common equity ratio, a non-GAAP measure, was 10.96% at December 31, 2017, up from 10.72% at September 30, 2017.
Mr. Johnson concluded, “Charter Financial continues to be in great position to capitalize on our long term goals, and the new tax bill should only help us achieve these goals. Asset quality remains strong, and our new teams in Cobb and DeKalb Counties are positioned to perform well as we expand into the Metro Atlanta market. We still have plenty of capacity to use our capital to expand the balance sheet, either through acquisitions or legacy loan growth. Our capital position remains strong and the increase in the dividend is evidence of the board's confidence in our promising outlook for 2018 and beyond."
About Charter Financial Corporation
Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in Metro Atlanta, the I-85 corridor south to Auburn, Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.
Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “well-positioned,” “planned,” “intend,” “strive,” “probably,” “focused on,” “estimated,” “working on,” “continue to,” “seek,” "leverage," "building," and “potential.” Examples of forward-looking statements include, but are not limited to, statements regarding future growth, profitability, expense reduction, improvements in income and margins, increasing stockholder value, and estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to the Company's inability to implement its business strategy; general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in loan defaults and charge-off rates; changes in the value of securities and other assets, adequacy of loan loss reserves, or deposit levels necessitating an increase in borrowing to fund loans and investments; the changing exposure to credit risk; the inability to identify suitable future acquisition targets; the potential inability to effectively manage the new businesses and lending teams that transitioned from Community Bank of the South and Resurgens Bank; the inability to properly leverage the expansion into the North Atlanta market; changes in legislation or regulation; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services; the effect of cyberterrorism and system failures; the uncertainty in global markets resulting from the new administration; and the effects of geopolitical instability and risks such as terrorist attacks, the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effect of any damage to our reputation resulting from developments relating to any of the factors listed herein. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017. Copies of each filing may be obtained

Exhibit 99.1

from the Company or the Securities and Exchange Commission.
The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Exhibit 99.1

Charter Financial Corporation
Condensed Consolidated Statements of Financial Condition (unaudited)

	December 31, 2017	September 30, 2017 (1)
Assets
Cash and amounts due from depository institutions	$30,039,650	$25,455,465
Interest-earning deposits in other financial institutions	133,103,757	126,882,924
Cash and cash equivalents	163,143,407	152,338,389
Loans held for sale, fair value of $1,255,793 and $1,998,988	1,227,642	1,961,185
Certificates of deposit held at other financial institutions	6,028,670	7,514,630
Investment securities available for sale	180,204,970	183,789,821
Federal Home Loan Bank stock	4,054,400	4,054,400
Restricted securities, at cost	279,000	279,000
Loans receivable	1,163,447,715	1,161,519,752
Unamortized loan origination fees, net	(1,020,158)	(1,165,148)
Allowance for loan losses	(11,113,945)	(11,078,422)
Loans receivable, net	1,151,313,612	1,149,276,182
Other real estate owned	1,244,367	1,437,345
Accrued interest and dividends receivable	4,632,342	4,197,708
Premises and equipment, net	29,312,694	29,578,513
Goodwill	39,347,378	39,347,378
Other intangible assets, net of amortization	3,424,082	3,614,833
Cash surrender value of life insurance	53,838,402	53,516,317
Deferred income taxes	3,366,683	5,970,282
Other assets	2,254,893	3,282,577
Total assets	$1,643,672,542	$1,640,158,560
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,343,997,345	$1,339,143,287
Short-term borrowings	3,009,550	—
Long-term borrowings	57,009,550	60,023,100
Floating rate junior subordinated debt	6,758,921	6,724,646
Advance payments by borrowers for taxes and insurance	1,279,972	2,956,441
Other liabilities	13,430,494	17,112,581
Total liabilities	1,425,485,832	1,425,960,055
Stockholders’ equity:
Common stock, $0.01 par value; 15,132,320 shares issued and outstanding at December 31, 2017 and 15,115,883 shares issued and outstanding at September 30, 2017	151,323	151,159
Preferred stock, $0.01 par value; 50,000,000 shares authorized at December 31, 2017 and September 30, 2017	—	—
Additional paid-in capital	86,384,212	85,651,391
Unearned compensation – ESOP	(4,192,308)	(4,673,761)
Retained earnings	137,525,408	134,207,368
Accumulated other comprehensive loss	(1,681,925)	(1,137,652)
Total stockholders’ equity	218,186,710	214,198,505
Total liabilities and stockholders’ equity	$1,643,672,542	$1,640,158,560
__________________________________

(1)	Financial information at September 30, 2017 has been derived from audited financial statements.

Exhibit 99.1

Charter Financial Corporation
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended December 31,
	2017	2016
Interest income:
Loans receivable	$14,771,827	$12,569,903
Taxable investment securities	1,064,082	1,095,900
Nontaxable investment securities	3,274	4,571
Federal Home Loan Bank stock	51,199	39,210
Interest-earning deposits in other financial institutions	361,276	110,817
Certificates of deposit held at other financial institutions	25,106	42,629
Restricted securities	3,067	2,573
Total interest income	16,279,831	13,865,603
Interest expense:
Deposits	1,463,297	1,158,316
Borrowings	371,575	386,975
Floating rate junior subordinated debt	137,480	120,792
Total interest expense	1,972,352	1,666,083
Net interest income	14,307,479	12,199,520
Provision for loan losses	—	(750,000)
Net interest income after provision for loan losses	14,307,479	12,949,520
Noninterest income:
Service charges on deposit accounts	2,113,531	1,887,810
Bankcard fees	1,459,473	1,282,358
Gain on investment securities available for sale	1,074	—
Bank owned life insurance	322,085	332,352
Gain on sale of loans	619,209	731,262
Brokerage commissions	172,377	165,996
Recoveries on acquired loans previously covered under FDIC-assisted acquisitions	—	250,000
Other	703,709	333,067
Total noninterest income	5,391,458	4,982,845
Noninterest expenses:
Salaries and employee benefits	7,008,791	6,133,673
Occupancy	1,477,818	1,323,323
Data processing	1,152,728	908,955
Legal and professional	266,394	284,156
Marketing	329,137	356,524
Federal insurance premiums and other regulatory fees	188,314	165,495
Net benefit of operations of real estate owned	(49,602)	(359,270)
Furniture and equipment	239,984	174,055
Postage, office supplies and printing	231,718	270,385
Core deposit intangible amortization expense	190,751	153,662
Other	835,310	878,549
Total noninterest expenses	11,871,343	10,289,507
Income before income taxes	7,827,594	7,642,858
Income tax expense	3,430,591	2,597,191
Net income	$4,397,003	$5,045,667
Basic net income per share	$0.31	$0.36
Diluted net income per share	$0.29	$0.33
Weighted average number of common shares outstanding	14,408,416	14,207,468
Weighted average number of common and potential common shares outstanding	15,233,282	15,064,879

Exhibit 99.1

Charter Financial Corporation
Supplemental Financial Data (unaudited)
in thousands except per share data

	Quarter to Date					Year to Date
	12/31/2017	9/30/2017 (1)	6/30/2017	3/31/2017	12/31/2016	12/31/2017	12/31/2016

Consolidated balance sheet data:
Total assets	$1,643,673	$1,640,159	$1,480,122	$1,484,796	$1,461,667	$1,643,673	$1,461,667
Cash and cash equivalents	163,143	152,338	120,144	140,285	131,849	163,143	131,849
Loans receivable, net	1,151,314	1,149,276	1,032,108	1,007,552	990,635	1,151,314	990,635
Other real estate owned	1,244	1,437	1,938	1,957	2,161	1,244	2,161
Securities available for sale	180,205	183,790	187,655	191,483	196,279	180,205	196,279
Transaction accounts	574,682	567,213	510,810	513,294	481,841	574,682	481,841
Total deposits	1,343,997	1,339,143	1,194,254	1,201,731	1,186,347	1,343,997	1,186,347
Borrowings	66,778	66,748	56,690	56,656	56,622	66,778	56,622
Total stockholders’ equity	218,187	214,199	212,080	208,413	205,500	218,187	205,500

Consolidated earnings summary:
Interest income	$16,280	$15,062	$13,626	$13,307	$13,866	$16,280	$13,866
Interest expense	1,973	1,762	1,639	1,652	1,666	1,973	1,666
Net interest income	14,307	13,300	11,987	11,655	12,200	14,307	12,200
Provision for loan losses	—	—	—	(150)	(750)	—	(750)
Net interest income after provision for loan losses	14,307	13,300	11,987	11,805	12,950	14,307	12,950
Noninterest income	5,391	5,070	4,639	4,546	4,983	5,391	4,983
Noninterest expense	11,870	14,386	11,096	10,750	10,290	11,870	10,290
Income tax expense	3,431	1,424	2,016	2,284	2,597	3,431	2,597
Net income	$4,397	$2,560	$3,514	$3,317	$5,046	$4,397	$5,046

Per share data:
Earnings per share – basic	$0.31	$0.18	$0.24	$0.23	$0.36	$0.31	$0.36
Earnings per share – fully diluted	$0.29	$0.17	$0.23	$0.22	$0.33	$0.29	$0.33
Cash dividends per share	$0.075	$0.070	$0.065	$0.060	$0.055	$0.075	$0.060

Weighted average basic shares	14,408	14,384	14,353	14,322	14,207	14,408	14,207
Weighted average diluted shares	15,233	15,241	15,257	15,340	15,065	15,233	15,065
Total shares outstanding	15,132	15,116	15,112	15,061	15,031	15,132	15,031

Book value per share	$14.42	$14.17	$14.03	$13.84	$13.67	$14.42	$13.67
Tangible book value per share (2)	$11.59	$11.33	$11.92	$11.70	$11.52	$11.59	$11.52
__________________________________

(1)	Financial information at and for the year ended September 30, 2017 has been derived from audited financial statements.

(2)	Non-GAAP financial measure, calculated as total stockholders' equity less goodwill and other intangible assets divided by period-end shares outstanding.

Exhibit 99.1

Charter Financial Corporation
Supplemental Information (unaudited)
dollars in thousands

	Quarter to Date					Year to Date
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	12/31/2017	12/31/2016

Loans receivable:
1-4 family residential real estate	$224,829	$232,040	$222,904	$223,216	$223,609	$224,829	$223,609
Commercial real estate	698,906	697,071	624,926	608,206	595,207	698,906	595,207
Commercial	106,669	103,673	79,695	73,119	73,182	106,669	73,182
Real estate construction	94,142	88,792	75,941	77,332	79,136	94,142	79,136
Consumer and other	38,902	39,944	40,675	37,300	31,212	38,902	31,212
Total loans receivable	$1,163,448	$1,161,520	$1,044,141	$1,019,173	$1,002,346	$1,163,448	$1,002,346

Allowance for loan losses:
Balance at beginning of period	$11,078	$10,800	$10,505	$10,499	$10,371	$11,078	$10,371
Charge-offs	(267)	(76)	(73)	(103)	(50)	(267)	(50)
Recoveries	303	354	368	259	928	303	928
Provision	—	—	—	(150)	(750)	—	(750)
Balance at end of period	$11,114	$11,078	$10,800	$10,505	$10,499	$11,114	$10,499

Nonperforming assets: (1)
Nonaccrual loans	$1,600	$1,661	$1,549	$1,610	$1,527	$1,600	$1,527
Loans delinquent 90 days or greater and still accruing	332	46	291	—	238	332	238
Total nonperforming loans	1,932	1,707	1,840	1,610	1,765	1,932	1,765
Other real estate owned	1,244	1,437	1,938	1,957	2,161	1,244	2,161
Total nonperforming assets	$3,177	$3,144	$3,778	$3,567	$3,925	$3,176	$3,925

Troubled debt restructuring:
Troubled debt restructurings - accruing	$4,368	$4,951	$5,007	$5,073	$4,761	$4,368	$4,761
Troubled debt restructurings - nonaccrual	90	92	107	137	192	90	192
Total troubled debt restructurings	$4,458	$5,043	$5,114	$5,210	$4,953	$4,458	$4,953
__________________________________

(1)
Loans being accounted for under purchase accounting rules which have associated accretion income established at the time of acquisition remaining to recognize, that were greater than 90 days delinquent or otherwise considered nonperforming loans at the acquisition date are excluded from this table.

Exhibit 99.1

Charter Financial Corporation
Supplemental Information (unaudited)

	Quarter to Date					Year to Date
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	12/31/2017	12/31/2016

Return on equity (annualized)	8.10%	4.77%	6.65%	6.40%	9.84%	8.10%	9.84%
Return on tangible equity (annualized) (1)	10.10%	5.72%	7.84%	7.58%	11.69%	10.10%	11.69%
Return on assets (annualized)	1.08%	0.67%	0.96%	0.91%	1.39%	1.08%	1.39%
Net interest margin (annualized)	3.87%	3.85%	3.60%	3.52%	3.71%	3.87%	3.71%
Impact of purchase accounting on net interest margin (2)	0.10%	0.14%	0.05%	0.11%	0.23%	0.10%	0.23%
Holding company tier 1 leverage ratio (3)	11.55%	12.05%	13.08%	12.92%	12.83%	11.55%	12.83%
Holding company total risk-based capital ratio (3)	15.90%	15.79%	17.98%	17.93%	17.38%	15.90%	17.38%
Bank tier 1 leverage ratio (3) (4)	10.57%	10.96%	12.06%	11.84%	11.70%	10.57%	11.70%
Bank total risk-based capital ratio (3)	14.61%	14.45%	16.67%	16.53%	15.91%	14.61%	15.91%
Effective tax rate (5)	43.83%	35.75%	36.46%	40.78%	33.98%	43.83%	33.98%
Yield on loans	5.10%	5.04%	4.79%	4.74%	5.01%	5.10%	5.01%
Cost of deposits	0.53%	0.50%	0.47%	0.46%	0.46%	0.53%	0.46%

Asset quality ratios: (6)
Allowance for loan losses as a % of total loans (7)	0.96%	0.96%	1.04%	1.04%	1.05%	0.96%	1.05%
Allowance for loan losses as a % of nonperforming loans	575.09%	649.13%	586.83%	652.47%	594.81%	575.09%	594.81%
Nonperforming assets as a % of total loans and OREO	0.27%	0.27%	0.36%	0.35%	0.39%	0.27%	0.39%
Nonperforming assets as a % of total assets	0.19%	0.19%	0.26%	0.24%	0.27%	0.19%	0.27%
Net charge-offs (recoveries) as a % of average loans (annualized)	(0.01)%	(0.10)%	(0.12)%	(0.06)%	(0.35)%	(0.01)%	(0.35)%
__________________________________

(1)	Non-GAAP financial measure, derived as net income divided by average tangible equity.

(2)	Impact on net interest margin when excluding accretion income and average balance of accretable discounts.

(3)	Current period bank and holding company capital ratios are estimated as of the date of this earnings release.

(4)
During the quarter ended September 30, 2017, a net upstream of capital was made between the bank and the holding company in the amount of $2.7 million as part of the Company's acquisition of Resurgens.

(5)
Excluding the revaluation of the Company's deferred tax asset, which resulted in an additional charge to income tax expense of $1.4 million, the Company's effective tax rate for the three months ended December 31, 2017 was 25.7%.

(6)
Ratios for the three months ended December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016 include all assets with the exception of FAS ASC 310-30 loans that are excluded from nonperforming loans due to the ongoing recognition of accretion income established at the time of acquisition.

(7)
Excluding former CBS and Resurgens loans totaling $224.8 million, $254.2 million, $154.0 million, $166.5 million, and $191.9 million at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016, respectively, which were recorded at acquisition date fair value, the allowance approximated 1.19%, 1.22%, 1.22%, 1.24%, and 1.30% of all other loans at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016, respectively.

Exhibit 99.1

Charter Financial Corporation
Average Balances, Interest Rates and Yields (unaudited)
dollars in thousands

	Quarter to Date
	12/31/2017			12/31/2016
	Average Balance	Interest	Average Yield/Cost (10)	Average Balance	Interest	Average Yield/Cost (10)
Assets:
Interest-earning assets:
Interest-earning deposits in other financial institutions	$126,831	$361	1.14%	$99,268	$111	0.45%
Certificates of deposit held at other financial institutions	6,991	25	1.44	13,351	43	1.28
FHLB common stock and other equity securities	4,054	51	5.05	3,362	39	4.67
Taxable investment securities	181,992	1,064	2.34	195,131	1,096	2.25
Nontaxable investment securities (1)	1,065	3	1.23	1,597	5	1.14
Restricted securities	279	3	4.40	279	3	3.69
Loans receivable (1)(2)(3)(4)	1,158,058	14,437	4.99	1,003,322	11,846	4.72
Accretion, net, of acquired loan discounts (5)		335	0.12		723	0.29
Total interest-earning assets	1,479,270	16,280	4.40	1,316,310	13,866	4.21
Total noninterest-earning assets	156,540			134,605
Total assets	$1,635,810			$1,450,915
Liabilities and Equity:
Interest-bearing liabilities:
Interest bearing checking	$277,130	$127	0.18%	$251,070	$86	0.14%
Bank rewarded checking	53,186	27	0.20	51,752	26	0.20
Savings accounts	66,177	7	0.04	62,157	6	0.04
Money market deposit accounts	286,673	305	0.43	255,332	194	0.30
Certificate of deposit accounts	414,981	998	0.96	380,962	846	0.89
Total interest-bearing deposits	1,098,147	1,464	0.53	1,001,273	1,158	0.46
Borrowed funds	60,022	372	2.48	50,000	387	3.10
Floating rate junior subordinated debt	6,736	137	8.16	6,599	121	7.32
Total interest-bearing liabilities	1,164,905	1,973	0.68	1,057,872	1,666	0.63
Noninterest-bearing deposits	235,894			172,247
Other noninterest-bearing liabilities	17,991			15,775
Total noninterest-bearing liabilities	253,885			188,022
Total liabilities	1,418,790			1,245,894
Total stockholders' equity	217,020			205,021
Total liabilities and stockholders' equity	$1,635,810			$1,450,915
Net interest income		$14,307			$12,200
Net interest earning assets (6)		$314,365			$258,438
Net interest rate spread (7)			3.72%			3.58%
Net interest margin (8)			3.87%			3.71%
Impact of purchase accounting on net interest margin (9)			0.10%			0.23%
Ratio of average interest-earning assets to average interest-bearing liabilities			126.99%			124.43%
__________________________________

(1)	Tax exempt or tax-advantaged securities and loans are shown at their contractual yields and are not shown at a tax equivalent yield.

(2)	Includes net loan fees deferred and accreted pursuant to applicable accounting requirements.

(3)	Interest income on loans is interest income as recorded in the income statement and does not include interest income on nonaccrual loans.

(4)	Interest income on loans excludes discount accretion.

(5)	Accretion of accretable purchase discount on loans acquired.

(6)	Net interest-earning assets represent total average interest-earning assets less total average interest-bearing liabilities.

(7)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(9)	Impact on net interest margin when excluding accretion income and average accretable discounts.

(10)	Annualized.

Exhibit 99.1

Charter Financial Corporation
Reconciliation of Non-GAAP Measures (unaudited)
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Charter Financial management uses non-GAAP financial measures, including tangible book value per share, tangible common equity ratio, and return on average tangible equity, in its analysis of the Company's performance. Tangible book value per share excludes the following from book value per share: the balance of goodwill and other intangible assets. Tangible common equity ratio excludes the following from total equity to total assets: the balance of goodwill and other intangible assets in both total equity and total assets. Return on average tangible equity excludes the following from return on average equity: the average balance of goodwill and other intangible assets.
Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

	For the Quarters Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Tangible Book Value Per Share
Book value per share	$14.42	$14.17	$14.03	$13.84	$13.67
Effect to adjust for goodwill and other intangible assets	(2.83)	(2.84)	(2.11)	(2.14)	(2.15)
Tangible book value per share (Non-GAAP)	$11.59	$11.33	$11.92	$11.70	$11.52

Tangible Common Equity Ratio
Total equity to total assets	13.27%	13.06%	14.33%	14.04%	14.06%
Effect to adjust for goodwill and other intangible assets	(2.31)	(2.34)	(1.90)	(1.90)	(1.94)
Tangible common equity ratio (Non-GAAP)	10.96%	10.72%	12.43%	12.14%	12.12%

Return On Average Tangible Equity
Return on average equity	8.10%	4.77%	6.65%	6.40%	9.84%
Effect to adjust for goodwill and other intangible assets	2.00	0.95	1.19	1.18	1.85
Return on average tangible equity (Non-GAAP)	10.10%	5.72%	7.84%	7.58%	11.69%